As filed with the Securities and Exchange Commission on January 14, 2005

                                                                                                                                                                    Registration No.  333-121040

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

POST-EFFECTIVE AMENDMENT NO. 1

FILED PURSUANT TO RULE 462(d) TO

Form S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

___________

HMB ACCEPTANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-1116280 (I.R.S. Employer Identification No.)

2002 Summit Blvd., Suite 100

Atlanta, Georgia 30319

             (404) 497-1000

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Charles W. McGuire, Esq.

HMB Acceptance Corp.

2002 Summit Blvd., Suite 100

Atlanta, Georgia  30319

(404) 497-1000

(Name, address, including zip code and telephone number,

including area code, of agent for service)

Copies to:

Edward E. Gainor, Esq. McKee Nelson LLP 1919 M Street Washington, D.C. 20036 (202) 775-4137

Approximate date of commencement of proposed sale to the public:

From time to time after filing this Post-Effective Amendment No. 1 to Form S-3.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [X]  Registration No. 333-121040

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-3 (File No. 333-121040) is filed pursuant to Rule 462(d) under the Securities Act of 1933 to file the amended and restated certificate of incorporation of HMB Acceptance Corp. as a revised Exhibit 3.1.1 to such registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits.

The following exhibit is filed with this Post-Effective Amendment No. 1 to Form S-3:

3.1.1

Amended and Restated Certificate of Incorporation of HMB Acceptance Corp.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia on the 12th day of January, 2005.

HMB ACCEPTANCE CORP.

By:

/S/ Kevin D. Race

Kevin D. Race

President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ Kevin D. Race Kevin D. Race	President, Chief Operating Officer, Chief Financial Officer and Director, HMB Acceptance Corp.	January 12, 2005
/S/ J. Michael Barber J. Michael Barber	Chief Accounting Officer, HMB Acceptance Corp.	January 12, 2005
James L. Krakau* James L. Krakau	Treasurer and Director, HMB Acceptance Corp.	January 12, 2005
R. Stan Kryder* R. Stan Kryder	Director, HMB Acceptance Corp.	January 12, 2005

*By:

  /S/ Charlie W. McGuire

  Charlie W. McGuire

  Attorney-in-Fact

EXHIBIT INDEX

3.1.1

Amended and Restated Certificate of Incorporation of HMB Acceptance Corp.